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                                                                      EXHIBIT 99

        Maytag's Board Elects Appliance Industry Veteran to CEO's Post;
                 Ralph F. Hake Named Chairman and CEO of Maytag

NEWTON, Iowa-(June 19, 2001)-Maytag Corporation announced today its board of directors elected Ralph F. Hake chairman of the board and chief executive officer, effective immediately. Previously, Hake had served in executive positions at Whirlpool Corporation. Most recently, he was CFO and executive vice president at Fluor Corporation, a $10 billion engineering, construction, and professional services firm.

Commenting on the election, Maytag board member and chairman of the search committee Howard L. Clark Jr. said, "Maytag has taken steps to renew the focus on its core businesses and reaffirm its premium brand strategy. As Ralph steps into the CEO's role, he brings a breadth of operating, financial, and strategic experience, much of it in the major appliance industry. He has been with corporations where heritage brands and strong cultures are important assets. We believe he is ideally suited for leadership at Maytag during an exciting time with the potential to create exceptional shareowner value."

Maytag Chairman and CEO Hake said, "The opportunity to join a corporation with name brands that I have long admired is gratifying; the opportunity to lead the organization is even more so. Across Maytag, the brand and cultural heritage in our businesses represents a foundation on which to build that many corporations can only aspire to create. Now, with the recent announcement about the acquisition of Amana, the opportunity to grow in our core businesses and premium brands is even more compelling.

"My focus at Maytag is straightforward: Grow the business profitably to create shareowner value. Immediately, my leadership will center on supporting the organization to improve operations and to integrate Amana Appliances into the major appliance division so that we can gain the benefits of that transaction quickly. Second, I expect to deliver high levels of support to our key brands and to product development behind those brands. Third, I will focus on developing and attracting talented employees to deliver the heritage of our brands in this decade and beyond." Hake concluded by saying, "Maytag is an important citizen in the State of Iowa and in Newton, and my family and I look forward to becoming part of the Iowa community."

Clark added, "Len Hadley played a key role during the past seven months as interim CEO to stabilize the business, refocus on the core strengths of the corporation, and set the stage for his successor. His leadership has been essential in the progress achieved already and in setting the table for Ralph Hake to add more."

Hadley will remain on the Maytag board. He also will serve in a consulting role to the organization through the remainder of 2001.

Hake held executive positions at Whirlpool for 12 years, beginning in 1987 when he was named vice president of financial planning and analysis. He next served in corporate planning and as controller. In 1991, Hake was named vice president of Whirlpool Europe and president of Bauknecht, Whirlpool's premium brand in Europe. He next was named executive vice president for the North American region. In 1997, he was named senior executive vice president for global operations and, in 1998, senior executive vice president and CFO. He joined Fluor in 1999.
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Prior to Whirlpool, Hake held financial, strategic planning, and operating positions at Mead Corporation, a $4 billion maker of premium brand coated papers, paperboard, and school supplies.

Hake, who is 52, holds an M.B.A. from the University of Chicago and a B.A. in business administration and economics from the University of Cincinnati.

Maytag Corporation is a leading producer of home appliances and refrigerated vending equipment. The corporation's primary brands include Maytag, Hoover, Jenn-Air, and Dixie-Narco.

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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 2000, and each quarter's 10-Q.

CPI0126
Media Contact:
Tom Schwartz
Maytag Communications
641-787-6342
tom.schwartz@maytag.com
Investor Relations Contact:
John P. Tolson
Maytag Corporation
641-787-8136
jtolso@maytag.com
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Additional Information:
www.maytagcorp.com